UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)_

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §.240.14a-12

FUSHI COPPERWELD, INC.

(Name of Registrant as Specified In Its Charter)

 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TYG Center Tower B, Suite 2601
Dongsanhuan Bei Lu, Bing 2
Beijing, PRC 100027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2011

TO THE STOCKHOLDERS OF FUSHI COPPERWELD, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Fushi Copperweld, Inc., a Nevada corporation, to be held at the Kempinksi Hotel Beijing Lufthansa Center, 50 Liangmaqiao Road, Chaoyang District, Beijing, China on the 16th day of June, 2011, at 9:30 a.m. Beijing Standard Time (local time), or any adjournment thereof (the “Annual Meeting”), for the following purposes:

1.	To elect seven (7) directors to the Board of Director of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of KPMG, as the Company’s independent public accountants for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote to approve the compensation paid to the Company’s named executive officers, as disclosed under the caption Election of Directors – Executive Compensation;

4.	To conduct an advisory vote to indicate how frequently stockholders believe the Company should seek an advisory vote on the compensation of the Company’s named executive officers; and

5.	To transact such other matters as may properly be presented at the Annual Meeting or any adjournment thereof.

Your vote is important.  You are requested to carefully read the Proxy Statement.  Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement of matters to be considered at the Annual Meeting.

By Order of the Board of Directors

/s/ Li Fu
Beijing, PRC April 30, 2011	Li Fu, Chairman
IMPORTANT

Whether or not you expect to attend the Annual Meeting, you are respectfully requested by the Board of Directors to sign, date and return the enclosed proxy promptly, or follow the instructions contained in the Notice of Availability of Proxy Materials to vote on the Internet or by telephone.  If you grant a proxy, you may revoke it at any time prior to the Annual Meeting or, vote in person at the Annual Meeting.  If you received this Proxy Statement in the mail, a return envelope is enclosed for your convenience.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee  holder cannot vote your shares in the election of directors or with respect to executive compensation unless you direct the nominee holder how to vote, by returning your proxy card or by following the instructions contained in the Notice of Availability of Proxy Materials to vote on the Internet or by telephone.

TYG Center Tower B, Suite 2601
Dongsanhuan Bei Lu, Bing 2
Beijing, PRC 100027

 PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
June 16, 2011

PROXY SOLICITATION

Fushi Copperweld, Inc., a Nevada corporation (the “Company”), is soliciting proxies on behalf of the  Board of Directors in connection with the annual meeting of stockholders to be held at the Kempinksi Hotel Beijing Lufthansa Center, 50 Liangmaqiao Road, Chaoyang District, Beijing, China on the 16th day of June, 2011, at 9:30 a.m. Beijing Standard Time (local time)  (the “Annual Meeting”), or any adjournment thereof, for the following purposes:

1.	To elect seven (7) directors to the Board of Director of the Company to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified;

2.	To ratify the appointment of KPMG, as the Company’s independent public accountants for the fiscal year ending December 31, 2011;

3.	To conduct an advisory vote to approve the compensation paid to the Company’s named executive officers, as disclosed under the caption Election of Directors – Executive Compensation;

4.	To conduct an advisory vote to indicate how frequently stockholders believe the Company should seek an advisory vote on the compensation of the Company’s named executive officers; and

5.	To transact such other matters as may properly be presented at the Annual Meeting or any adjournment thereof.

The Board of Directors set April 20, 2011, as the record date (the "Record Date") to determine those holders of common stock, par value $0.006 per share, of the Company (the “Common Stock”) who are entitled to notice of, and to vote at, the Annual Meeting.

On or about May 5, 2011, the Company shall mail to all stockholders of record, as of the Record Date, a Notice of Availability of Proxy Materials (the “Notice”).  Please carefully review the Notice for information on how to access the Notice of Annual Meeting, Proxy Statement, proxy card and Annual Report on www.proxyvote.com, in addition to instructions on how you may request to receive a paper or email copy of these documents.  There is no charge to you for requesting a paper copy of these documents.

GENERAL INFORMATION ABOUT VOTING

Record Date; Outstanding Shares; and Voting Rights

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of, and vote at our Annual Meeting.  As of the Record Date, the Company had outstanding 38,203,638 shares of Common Stock, being the only class of stock entitled to vote at the Annual Meeting. Each share of our Common Stock is entitled to one vote on all matters.

Voting and Votes Required for Approval

Every stockholder of record is entitled to one vote, for each share held, on each proposal or item that comes before the Annual Meeting. There are no cumulative voting rights. By submitting your proxy, you authorize Mr. Li Fu, or any person designated as his substitute, to represent you and vote your shares at the Annual Meeting in accordance with your instructions. If the Annual Meeting is adjourned, Mr. Li Fu or his substitute, will be authorized to vote your shares at any adjournment or postponement of the Annual Meeting.

If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card in the enclosed return envelope that is provided.

In accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we may now furnish proxy materials to our stockholders on the Internet.  If you received a Notice by mail, you will not receive a printed copy of the proxy materials.  Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials.  The Notice also instructs you as to how you may submit your proxy on the Internet.  If you received a Notice by mail and would like to receive a printed copy of our proxy materials, including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Proposal 1:Election of Directors. Directors are elected by a plurality vote, and the seven nominees who receive the most votes will be elected. In the election of Directors, votes may be cast in favor of all nominees, to withhold voting with respect to all nominees, or to withhold voting with respect to specific nominees.

Proposal 2: Ratification of Appointment of Auditors. The affirmative vote of a majority of the shares of Common Stock that are voted either in person or represented by proxy is necessary for ratification of the appointment of our auditors.  An abstention or a broker non-vote will not affect the outcome of a such vote with respect to Proposal 2.

Proposal 3: Advisory Vote To Approve Executive Compensation. The advisory vote is not binding on the Company, the Board of Directors, or management..  A majority of votes cast is necessary for approval of executive compensation. An abstention or a broker non-vote will not affect the outcome of a such vote with respect to Proposal 3.

Proposal 4: Advisory Vote To Approve The Frequency Of Advisory Votes On Executive Compensation. The advisory vote is non-binding.  An abstention or a broker non-vote will not affect the outcome of a such vote with respect to Proposal 4.

Revocability of Proxies

If you attend the Annual Meeting, you may vote in person, regardless of whether you have submitted a proxy. Any person giving a proxy in the form accompanying this proxy statement may revoke it at any time before it is voted. A proxy may be revoked by:
•	submitting written notice revoking your proxy card to the Corporate Secretary, c/o Fushi Copperweld, Inc. at 254 Cotton Mill Road, Fayetteville, Tennessee 37334, U.S.A.; or
•	submitting a new proxy via the Internet or by mail to the Corporate Secretary, that is later dated and, if by mail, that is properly signed; or
•	attending the Annual Meeting and voting in person.

Tabulation of Votes

The votes received by proxy will be tabulated and certified by our transfer agent Continental Stock Transfer. All other votes will be tabulated by an inspector of election at the meeting.

Voting by Street Name Holders

If you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to "routine” matters but will not be permitted to vote the shares with respect to "non-routine” matters (in which case, the shares will be treated as "broker non-votes").  Only Proposal No. 2 “Ratification of the Appointment of Auditors” is a routine item.  If you fail to direct your broker how to vote on Proposal No. 1 “Election of Directors,” Proposal No. 3 “Advisory Vote to Approve Executive Compensation” and Proposal No. 4 “Advisory Vote to Approve the Frequency of Advisory Vote on Executive Compensation, your broker is not permitted to vote on your behalf.

Quorum; Abstentions; Broker Non-Votes

The required quorum for the transaction of business at the Annual Meeting is holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote in person or by proxy.  If you sign and return your proxy card, or submit your proxy on the Internet, your shares will be counted to determine whether the Company has a quorum even if you abstain or fail to vote on any of the proposals listed on the proxy card.

 Under Nevada law, while broker non-votes (i.e., the votes of shares held by brokers as to which the underlying beneficial owners have given no voting instructions) and abstentions should be counted for purposes of determining the presence or absence of a quorum for the transaction of business, neither broker non-votes nor abstentions are required  to be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. We intend to treat broker non-votes and abstentions in this manner. Thus, a broker non-vote and abstention will make a quorum more readily obtainable, but the broker non-vote and abstention will not otherwise affect the outcome of the vote on a proposal.

Expenses of Soliciting Proxies

In addition to solicitations by mail, we may solicit proxies in person, by telephone, facsimile or e-mail. In the event that additional solicitation material is used, it will be filed with the SEC prior to its use.  We will pay any expenses of soliciting proxies to be voted at the Annual Meeting.

Delivery of Documents to Stockholder Sharing an Address

Only one annual report and this proxy statement will be delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders.  Upon written or oral request, the Company will deliver a separate copy of the annual report and this Proxy Statement to a stockholder at a shared address to which a single copy of the annual report and proxy statement was delivered.  If you wish to receive a separate copy of the annual report or this proxy statement, please notify the Company by calling or sending a letter to the Secretary of the Company, c/o Fushi Copperweld, Inc., at the Company’s Tennessee office located at 254 Cotton Mill Road, Fayetteville, Tennessee 37334, U.S.A.  The Company’s telephone number at the Tennessee location is +1.931.433.0460.  Also, stockholders who share an address and receive multiple copies of the annual report and this proxy statement can notify the Company in writing or orally at the above provided address and telephone number and request that the Company deliver a single copy of these materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 20, 2011 with respect to the beneficial ownership of the Common Stock by (i) any person or group owning more than 5% of the Common Stock, (ii) each director, (iii) each executive officer, and (iv) all executive officers and directors as a group.

In determining beneficial ownership of the Common Stock, the number of shares shown includes shares that the beneficial owner may acquire upon exercise of derivative securities, such as warrants or options, within 60 days. In determining the percentage of Common Stock beneficially owned by a person on April 20, 2011, (a) the numerator is the number of shares of the Common Stock beneficially owned by such person, and (b) the denominator is the sum of (i) the total shares of Common Stock outstanding on April 20, 2011 which is 38,203,638, and (ii) the total number of shares that the beneficial owner may acquire upon exercise of the derivative securities. Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares.

	Beneficial Ownership
	of Common Stock
Name of Beneficial Owner	Shares		Percent

Owners of More than 5%

FRM LLC (1)	4,423,184		11.6%

GMT Capital Corp. (2)	3,994,543		10.5%

Directors and Executive Officers (3)

Li Fu	11,048,988	(4)	28.9%
Chairman of Board, Director and Co-CEO

Joseph Longever Co-CEO and Director	50,000	(5)	*

Wenbing Christopher Wang	425,835	(6)	1.1%
Director, President

Craig H. Studwell	0		0%
Chief Financial Officer

Linda Beihong Zhang	0	(7)	0%
Former Chief Financial Officer

J. Dwight Berry	0		0%
Former Chief Operating Officer

Feng Bai	64,263	(8)	*
Director

Jiping Hua	64,000	(8)	*
Director

Barry Raeburn	64,000	(8)	*
Director

John Perkowski	64,000	(8)	*
Director

All Directors and Executive Officers as a group (10 persons)	11,742,573		30.7%

* Less than one percent

1)	The address of this beneficial owner is 82 Devonshire Street, Boston, MA 02109. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13G/A dated February 14, 2011.
2)
The address of this beneficial owner is 2100 Riveredge Parkway, Suite 840, Atlanta, GA 30328. Information regarding this beneficial owner is furnished in reliance upon its Schedule 13D/A dated March 17, 2011.

3)	The address for each director and officer is c/o Fushi Copperweld, Inc., TYG Center Tower B, Suite 2601, Dongsanhuan Bei Lu, Bing 2, Beijing, PRC 100027.
4)	Includes options to purchase 94,332 common shares. 7,880,090 common shares beneficially owned currently pledged as security in a loan agreement.
5)	Includes options to purchase 40,000 common shares.
6)	Includes options to purchase 202,085 shares.
7)
Mrs. Zhang’s resignation for health related reasons was accepted by the Company on February 28, 2010. As a result of her resignation, Mrs. Zhang forfeited her rights to 100,000 options to purchase shares of our common stock which were granted to her on September 1, 2009.

8)	Includes options to purchase 60,000 shares.

 Changes in Control

We are not aware of any arrangements, including any pledge by a person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board of Directors presently consists of seven members. All of our current members of the Board of Directors are standing for re-election.  The Board of Directors has nominated the persons identified below for election as directors, to serve until the next annual meeting of stockholders or until a successor has been duly elected and qualified or until his or her earlier resignation, removal from office, death or incapacity.  In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors.

Section 4.03(a) of our By-laws gives power to our Board of Directors to change the number of directors of the Company by resolution and Section 4.04 of our By-laws allows any vacancies, including those created by an increase in the number of directors to be filled by a vote of the majority of remaining directors.  Accordingly, the Board of Directors may do so from time to time between annual meetings of stockholders.

The following table sets forth the names and ages of all current directors and all persons nominated or chosen to become directors along with their current positions, offices and term:

Name of Nominee	Age	Position	Director Since
Li Fu	45	Co-CEO, Chairman, Director	December 13, 2005
Joseph Longever	58	Co-CEO, Director	June 16, 2010
Wenbing Christopher Wang	39	President, Director	January 21, 2008
Barry Raeburn	38	Director	June 15, 2007
Feng Bai	40	Director	June 15, 2007
Jiping Hua	72	Director	June 15, 2007
John Francis Perkowski	62	Director	May 21, 2008

Nominees

The following provides information with respect to the principal occupation or employment of the nominees, the name and principal business of the corporation or other organization in which such occupation or employment is carried on and other affiliations and business experience during the past five years has been furnished to us by the respective nominees:

Mr. Li Fu was appointed our Chairman and CEO on December 13, 2005.  Since November 2009, Mr. Fu has served as our Co-Chief Executive Officer.  Mr. Fu is a founder of Dalian Fushi, a Company predecessor, and has served as the Chief Executive Officer since the Company commenced operations in 2001. Mr. Fu graduated from the PLA University of Science and Technology with a degree in Engineering.

Mr. Joseph J. Longever was appointed as our Co-Chief Executive Officer on November 23, 2009. He served as Chief Commercial Officer of Fushi Copperweld from July 2009 to November 2009. Prior to Fushi Copperweld, he ran an independent consulting service which he founded in 2007. From 1999 to 2007 he held various Senior Management, Sales, Marketing and operations within Copperweld Bimetallics, a company we acquired in 2007, including Vice President and Chief Operations Officer. Mr. Longever has also served as Executive Vice President and General Manager at Crest Manufacturing Company and held sales roles at Texas Instruments.

Mr. Wenbing Christopher Wang has served as our President since January 21, 2008. He also served as our Chief Financial Officer from December 2005 to August 2009 and as our interim Chief Financial Officer from February 2010 to October 2010. Prior to Fushi, Mr. Wang worked for Redwood Capital, Inc., China Century Investment Corporation, Credit Suisse First Boston and VCChina in various capacities. Fluent in both English and Chinese, Mr. Wang holds an MBA in Finance and Corporate Accounting from Simon Business School of the University of Rochester. Mr. Wang also currently serves as a director of General Steel Holdings (NYSE: GSI), China Integrated Energy, Inc. (Nasdaq: CBEH), and Orient Paper, Inc. (NYSE Amex: ONP). Mr. Wang also previously served as a director of Shengtai Pharmaceutical, Inc. (OTCBB: SGTI) and Energroup Holdings Corporation (Pink Sheets: ENHD).

Mr. Barry L. Raeburn.  Mr. Raeburn’s expertise is in international business operations with a specific focus on equity finance, corporate finance, mergers and acquisitions, and corporate risk management. He is currently Chief Operating Officer and Board Member of Advanced Infrastructure Technologies Inc., an early stage private company. Previously, Mr. Raeburn had been  been Partner and Senior Vice President at Sandpiper Capital Management and is responsible for identifying potential investments, deal structuring, due diligence, monitoring portfolio companies, and analyzing public market investment opportunities.   Prior to that, Mr. Raeburn was Chief Financial Officer and Board Member of LS2, Inc., an international government services contractor based in Reston, VA. Prior to that, Mr. Raeburn was Executive Vice President of Finance and Corporate Development for Harbin Electric, Inc. (Nasdaq: HRBN) (“Harbin”) a China based developer and manufacturer of customized electric motors. During Mr. Raeburn’s tenure at Harbin, he led the company in their successful listing on the NASDAQ Global Market, assisted in various M&A evaluations, and provided key leadership in the financial areas of the company. Mr. Raeburn also spent 6 years at a multi-billion dollar investment advisory firm as a financial analyst responsible for developing various quantitative ranking models and analyzing equity investments and holds a B.B.A. in Finance and Risk Management from Temple University. Mr Raeburn also previously served as a director of China Green Agriculture, Inc. (NYSE: CGA).

Mr. Feng Bai. Mr. Bai founded Lighthouse Consulting Ltd. in Hong Kong in February 2003 and has been its Managing Director since then. Mr. Bai has been active in advising foreign corporations to invest and setup joint ventures in the PRC.  Since 1999, Mr. Bai has been doing business in China mainly in consulting, investment and distribution. From 1997 to 1999, Mr. Bai was employed by the investment banking division of Banco Santander, focusing on clients and transactions in Asia. Mr. Bai received his M.B.A. degree from Harvard Business School in 1997 and graduated from Babson College in 1993 with a B.S. in Finance/Investment and International Business Administration. Mr. Bai also previously served as a director of Harbin.

Mr. Jiping Hua.   Most recently, Mr. Hua served as Chairman of China Optical & Electrical Cable Association, where he served since 1998 until his retirement in 2008, and is a preeminent expert in the wire and cable industry of the People’s Republic of China. Mr. Hua brings to Fushi Copperweld over 40 years of experience focused on the research and development of special cable and new materials applications. Mr. Hua was one of the major authors of the widely used textbook, “Information Transmission Line and Applications”. Over the years, Mr. Hua has been awarded the prestigious title of “Expert with Outstanding Contributions” by the Ministry of Electrical Industry of China and has been the recipient of National Special Allowance to Outstanding Scientists from the Chinese government. Mr. Hua was also a member of the 10th Shanghai People’s Congress, former President of the 23rd Research Institute of Electronics Industry, Fellow of the China Institute of Electronics (CIE), Senior Member of the Institute of Electrical and Electronics Engineers (IEEE) and Director of the Shanghai Science & Technology Veterans Association. Mr. Hua graduated from the Shanghai Jiao Tong University in 1962 with a BS in Electrical Engineering.

Mr. John Francis “Jack” Perkowski.  Mr. Perkowski is currently Managing Partner at JFP Holdings, a merchant banking firm he founded in January 2009 that is focused on China.  Prior to JFP Holdings, Mr. Perkowski served as Chairman and Chief Executive Officer of ASIMCO Technologies Limited for 15 years, one of the premier automotive component companies in the PRC, which he founded in February 1994. ASIMCO operates 17 manufacturing facilities in the PRC and has 52 sales offices throughout the country as well as regional offices in Detroit, Michigan, Tokyo, Japan and the United Kingdom. Mr. Perkowski  brings to Fushi Copperweld over 30 years of investment banking experience having held the positions of Managing Director at Paine Webber Inc., Partner of Kluge, Subotnick and Perkowski, Inc., an investment partnership in the United States and Principal of Pacific Alliance Group, a hedge fund investing in Asia. Mr. Perkowski is the author of “Managing the Dragon: How I’m Building a Billion Dollar Business in China,” a sought after speaker on business in the PRC and author of numerous articles on the subject of the PRC and doing business in the PRC. Mr. Perkowski received an MBA from Harvard University’s Graduate School of Business Administration, graduating with highest distinction and named a Baker Scholar, and also graduated from Yale University, cum laude, where he was the recipient of the Gordon Brown Memorial Prize.

Family Relationships

There are no family relationships among our directors, nominees or executive officers.

THE BOARD OF DIRECTORS

Our Board of Directors held a total of six meetings during the fiscal year ended December 31, 2010. In addition, the Board of Directors acted six times by unanimous written consent during the same period.  During the fiscal year ended December 31, 2010, our directors attended 100% of the meetings of the Board of Directors and none of our directors attended fewer than 75% Board Committees of which the director is a member.  It is the policy of the Board of Directors that all directors attend our annual meetings of stockholders, in person, except for causes beyond the reasonable control of the director.  Last year all directors attended.

The Company has adopted a Code of Business Conduct and Ethics (“Code”) and a Code of Ethics for the Principal Executive Officer and Senior Financial Officers. As described in the Code, the Company does not permit activities that give rise to conflicts of interest by directors, executive officers or employees. With regard to directors, our corporate governance guidelines establish directors’ duties to adhere to the Code, specifically including the policies on conflicts of interest expressed therein, and to avoid any action, position or interest that conflicts with an interest of the Company, or gives the appearance of a conflict.

Our Code is available on our website at www.fushicopperweld.com. Any amendment to, or waiver from, a provision of the Code of ethics will be posted on our website or in a report on Form 8-K.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Currently, Mr. Li Fu holds the position as Co-CEO and chairman of the Board of Directors of the Company.  The Board of Directors believes that the Company and its stockholders have been well served in the past and continue to be well served in the current business environment by this leadership structure.  We believe that having the same person serve as both Chairman and Chief Executive Officer helps provide strong, unified leadership for our management team and Board of Directors  As such, the board has not designated a lead director.  Given the limited number of directors comprising the board, the directors call and plan their executive sessions collaboratively and, between board meetings, communicate with management and one another directly.  The directors believe that they are equally capable of monitoring the Company’s operations and that delegating to a lead director functions in which they all participate might detract from rather than enhance performance of their responsibilities as directors.

The Board plays an active role, as a whole and also at the committee level, in overseeing the management of the Company’s risks. The Audit Committee of the Board of Directors regularly meets to review financial and operational items with Management and the Company’s independent auditors.  Although the Board does not regularly review formal reports from members of senior management and committees on areas of material risk to the Company, including operational, financial, legal, strategic and regulatory risks, the Company’s Board is in regular contact with the Co-Chief Executive Officers, both of whom report directly to the Board and who supervise day to day risk management.

BOARD COMMITTEES

Committees of the Board of Directors

We currently have a standing Audit Committee, Compensation Committee and Nominating Committee. Each committee has a written charter approved by the Board of Directors.  The following table shows the current membership of each committee.

Name	Audit	Compensation	Nominating
Jack Perkowski	Chair	Member	Chair
Feng Bai	Member	Chair	Member
Jiping Hua	Member	Member	Member

Director Independence

The Board of Directors has determined that Messrs. Barry L. Raeburn, Feng Bai, John F. Perkowski and Jiping Hua, are independent under Rule 5605(a)(2) of the NASDAQ Listing Rules.

Audit Committee

The Board of Directors has an Audit Committee established in accordance with Section 3(a)(58) of the Securities Exchange Act of 1934 (the “Exchange Act”).  Messrs. Perkowski, Bai and Hua serve on the Audit Committee.  The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and Rule 10A-3 under the Exchange Act relating to audit committees. In addition, the Board has determined that all members of the Audit Committee are financially literate and that Mr. Perkowski qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission.  Mr. Perkowski qualifies as an audit committee financial expert by means of having relevant experience for over 30 years in investment banking, as further described in his biographical information above.

The committee assists the Board of Directors in fulfilling its oversight responsibilities relating to:

•	our auditing, accounting and reporting practices;
•	the adequacy of our systems of internal controls;
•	and the quality and integrity of publicly reported financial disclosures.

In this role, the committee appoints the independent auditors and reviews and approves the scope of the audit, the financial statements and the independent auditors’ fees. The Audit Committee met 4 times during the fiscal year ended December 31, 2010, and the Chairman []met quarterly with management and the external auditors prior to the release of our financial results.

The Audit Committee exercises the powers of the Board of Directors in connection with our accounting and financial reporting practices, and provides a channel of communication between the Board of Directors and independent registered public accountants.

Our Board of Directors has adopted a written charter for the Audit Committee which is available on our company’s website: www.fushicopperweld.com.

 REPORT OF AUDIT COMMITTEE

The information in this Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Audit Committee (the “Committee”) of the board of directors is comprised entirely of independent directors who meet the independence requirement of the Marketplace Rules of NASDAQ and the SEC.  The Committee operates pursuant to a charter that is available on the Investor Relations section of our website at www.fushicopperweld.com.

The Committee oversees the Company’s financial reporting on behalf of the board of directors.  Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal controls over financial reporting.  The Company’s independent auditors are responsible for forming and expressing an opinion about whether the financial statements, that have been prepared by management with the oversight of audit committee, are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, as well as performing an audit of the effectiveness of internal control over financial reporting and expressing an opinion thereon based on their audit.

Management has represented to the Committee that the Company’s consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Committee has reviewed and discussed the consolidated financial statements, including significant accounting policies applied by the Company in its consolidated financial statements, as well as alternative treatments with management and KPMG, the Company’s independent registered public accounting firm. The Committee has discussed with the independent registered public accounting firm all matters required by the standards of the Public Company Accounting Oversight Board (the “PCAOB”), including those described in Statement on Auditing Standards No. 61, Communication with Audit Committee, as amended.

In addition, the Committee has received the letter from the independent registered public accounting firm required by the applicable PCAOB requirements concerning auditor independence, and the Committee has discussed with the independent registered public accounting firm their independence from the Company and its management. The Committee has also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company could affect the accountant’s independence. The Committee has concluded that the independent registered public accounting firm is independent from the Company and its management. The Committee has discussed with the Company’s independent registered public accounting firm the overall scope and plans for its audit.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

Audit Committee
John Perkowski (Chair)
Feng Bai
Jiping Hua

Compensation Committee

The Compensation Committee is comprised of three directors who meet the independence requirements of Rule 5605(a)(2) of the Nasdaq Listing Rules. The purpose of our compensation committee is to discharge the responsibilities of our Board of Directors relating to compensation of our executive officers and oversee and administer our executive compensation programs. The Committee seeks to ensure that the total compensation paid to our named executive officers is fair, reasonable and competitive.  In addition, the Compensation Committee determines and approves the compensation of the Co-Chief Executive Officer’s and reviews and has the authority to approve recommendations from the Chief Executive Officer for the compensation of other senior executives, reviews and discusses the Company’s Compensation Discussion and Analysis with management, and produces a report on executive compensation for inclusion in the Company’s Annual Proxy Statement in compliance with applicable federal securities laws. The Compensation Committee also establishes policies dealing with various compensation and employee benefit plans for the Company. Specific responsibilities of our compensation committee include:

•	reviewing and recommending approval to our Board of Directors of compensation of our executive officers;
•	administering our stock incentive plan; and

•	reviewing and making recommendations to our Board with respect to incentive compensation and equity plans.

The members of the Compensation Committee currently are Messrs. Feng Bai, John Perkowski and Jiping Hua.  The Committee meets at regularly scheduled times during the year and on an ad hoc basis as business needs necessitate. As part of his duties as the Committee Chair, Mr. Bai reports on Committee actions and recommendations to the Board of Directors.  The Compensation Committee met three times during the 2010 fiscal year.  The Compensation Committee charter is currently available on the Company’s website at www.fushicopperweld.com.

COMPENSATION COMMITTEE REPORT

The information in this Compensation Committee Report shall not be deemed to be “soliciting material,” or to be “filed” with the Securities and Exchange Commission or to be subject to Regulation 14A or 14C as promulgated by the Securities and Exchange Commission, or to the liabilities of Section 18 of the Securities and Exchange Act of 1934.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth beginning on page17 required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

Compensation Committee
Feng Bai (Chairman)
John Perkowski
JiPing Hua

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members is, or was ever, an officer or employee of the Company or any of its subsidiaries, nor did any of the Compensation Committee members have any relationship requiring disclosure by the Company under any subsection of Item 404 of Regulation S-K promulgated by the SEC. During the last fiscal year, none of the executive officers of the Company served on the board of directors or on the compensation committee of any other entity, any of whose executive officers serve on the Board.

 Nominating Committee

The purpose of the Nominating Committee of the Board of Directors is to assist the Board of Directors in identifying and recruiting qualified individuals to become Board of Directors members and select director nominees to be presented for Board of Directors and/or stockholder approval. The members of the Nominating Committee currently are Messrs. Jiping Hua, Feng Bai and John Perkowski. The directors who serve on the Nominating Committee are “independent” directors based on the definition of independence in Rule 4350 of the NASDAQ Listing Rules.  The Nominating Committee did not meet during the 2010 fiscal year.  The Nominating Committee charter is currently available on the Company’s website at www.fushicopperweld.com.

 The Nominating Committee will consider qualified director candidates recommended by stockholders if such recommendations for director are submitted in writing to the Company’s Secretary to the Board at c/o Fushi Copperweld, Inc., 254 Mill Road, Fayetteville, Tennessee 37334, U.S.A. Any stockholder wishing to nominate an individual for election to the Board must comply with the advance notice procedures described in the “Stockholders’ Proposals” section at the end of this proxy statement. The nomination must contain the following information about the nominee: name, age, business and residence addresses, principal occupation or employment, the number of shares of common stock held by the nominee, the information that would be required under SEC rules in a proxy statement soliciting proxies for the election of such nominee as a director, and a signed consent of the nominee to serve as a director of the Company, if elected. The Nominating Committee has not specified any minimum qualifications for serving on the Board. However, in its assessment of potential candidates, it will review the candidate’s character, business experience and understanding of our business environment, and ability to devote the time and effort necessary to fulfill his or her responsibilities, all in the context of the perceived needs of the Board at that time.  “Diversity,” as such, is not a criterion that the Committee considers. There is no difference in the evaluation process for nominees recommended by a security holder.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

Executive Compensation Philosophy and Objectives

Compensation programs for the Company’s executive officers are designed to attract, retain and motivate employees who contribute to the achievement of corporate goals and objectives. Elements of executive compensation presently consist of base salaries, an annual cash incentive plan and equity compensation, such as stock options, in order to achieve a balance between cash and other compensation.    Our compensation program for the individuals named in the Summary Compensation Table (the “named executive officers”) is designed and implemented to maximize value for shareholders over the long term by aligning incentive criteria with that of the long-term goals of the Company, while competing for talent in the rapidly changing and increasingly competitive marketplace.  We believe that the quality of the Company’s talent is a key driver of long-term stockholder value. Establishing and maintaining executives’ long-term commitment to us is critical to the development of our product pipeline, as development of new products often takes three years or more, and time to market is critical to our business success.

The primary actions by the Committee in fiscal year 2010 were to insure that senior executives, key employees and consultants were provided incentives to meet the Company’s goals, increase profitability, and maximize value for shareholders over the long term. Furthermore, beginning in fiscal year 2010, the Committee implemented an annual cash incentive plan and amended the Executive Compensation Philosophy in order to accomplish its goals and to ensure that the executive compensation program is consistent with the Company’s direction, stated vision and culture. The Company commits to the following philosophy statements in 2010:

•
The Company will strive to provide competitive executive compensation programs that will help to attract highly qualified individuals necessary to continue to grow the Company.  Once on board, our desire is to retain and motivate employees to achieve higher levels of performance and be appropriately rewarded for that effort.

•
Compensation programs will emphasize a “pay-for-performance” concept, in which an individual’s future monetary growth and career advancement are dependent upon maintaining and exceeding the Company’s recognized levels of quality and performance, while supporting the Company’s recognized vision and goals.  Future monetary growth is dependent upon the Company’s performance as well as individual performance.

•
Compensation and benefits at the Company will be competitive with the local labor markets in which we compete.  Focus also will be given to companies that operate in the industrial electrical equipment, and telecommunication industries.  Peer companies will typically have annual revenues that are one-half to triple that of the Company, for the purposes of compensation benchmarking.

•
The Company will provide an executive compensation package consisting of base salary, incentives  (short term and long term) and benefits that are consistent with similar positions at our recognized competitors.  Each component addresses individual and Company performance, competitive conditions, and the Company’s overall financial performance.

•
Cash compensation will be targeted near the 50th percentile of the marketplace in which the Company competes.  Increases in compensation will be based on an individual’s evaluated performance against pre-established objectives and the achievement of goals, with the opportunity for above-market compensation based on superior performance.  We are a fiscally conservative company and our compensation programs will reflect this, as well.

•
Competitive incentive compensation will be based upon the achievement of expected performance targets, with substantial upside potential tied to exceptional contribution and goal attainment, resulting in above-market compensation.

•
Measurable performance goals and objectives will be developed by senior management, consistent with the Company’s identified business strategies and financial objectives.  Performance metrics will include both quantitative and qualitative elements, which are established on an annual basis and consistent with the Company’s organizational objectives.

•
The Company will provide a quality and supportive work environment with development opportunities, and the necessary resources to enhance growth and provide reward opportunities in order to attract, retain, and motivate highly qualified and experienced staff.  Compensation programs will encourage executives to maximize their capabilities through personal growth and job development in order to provide a culture that is team focused and rewards both individual and organization success.

•	All compensation programs will be administered without regard to race, religion, national origin, color, sex, age, or disability, and will adhere to all local laws and regulations.

•	The Company will conduct all business in a moral and ethical fashion, and maintain the highest levels of personal conduct and professional standards.

What is our compensation program designed to reward?

The compensation program rewards superior financial, strategic and operational performance that is achieved in a manner consistent with the Company’s values. Results and how the results are attained are both critically important. Our executive officers are assessed on the basis of demonstrated results relative to their performance of pre-established goals, ability to assess and adapt to change in a timely and efficient manner, as well as demonstrated competencies and behavioral attributes.

Compensation Program Elements and Pay Level Determination

What factors are considered in determining the amounts of compensation?

The Compensation Committee believes that an effective executive compensation program should provide base annual compensation that is reasonable in relation to individual executive’s job responsibilities and reward the achievement of both annual and long-term strategic goals of our company.

In making its decisions or recommendations regarding the amount of compensation the Compensation Committee takes into account factors it deems relevant to the specific compensation component being considered, including: compensation paid by other business organizations of comparable size in the same industry and related industries; profitability; the attainment of annual individual and business objectives; an assessment of individual contributions and performance relative to others; and historic compensation awards. Any decision is made by members of the Compensation Committee jointly, and such authority is not delegated to anyone.

The specific items of corporate performance can be grouped into the categories listed below.  The Company's performance levels for determining compensation differ by individual based on the individual’s roles, functions and responsibility within the Company.

o	Financial — we evaluate measures of Company financial performance, including revenue growth, gross margins, operating margins and other measures such as expense management.

o	Strategic — we monitor the success of our executive team in furthering the strategic success of the Company, including the development of the Company’s product pipeline.

o
Operational — we include operational measures in our determination of success, including our production capacity and capability, the timeliness and effectiveness of new product launches, the execution of important internal Company initiatives and customer growth and retention.

The Committee considers the totality of the information presented (including external competitiveness, the performance review, Company performance, progress towards strategic objectives and internal equity) and applies its knowledge and discretion to determine the compensation for each executive officer. As a manufacturing company operating on three continents — Dalian, Liaoning, China; Fayetteville, Tennessee; and Telford, UK, the Committee also takes the local average of executives’ salary level into account in its compensation decisions. The Committee may reassess the proper level of equity and cash compensation in light of the company’s improved profitability and shareholder value creation. Based on the foregoing objectives, the Committee has structured the Company’s annual cash and incentive-based cash and non-cash executive compensation to motivate executives to achieve the business goals set by the Company, to reward the executives for achieving such goals, and to retain the executives.

What is each element of compensation and why is it paid?

Each of the elements serve an important role in supporting the Company’s  pay-for-performance philosophy and in realizing our compensation program objectives:

Base Compensation

The Company provides named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salary ranges for the named executive officers are determined for each executive based on his or her position and responsibility.

During its review of base salaries for executives, the Committee primarily considers:

•	the negotiated terms of each executive employment agreement;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the company’s performance review process, as well as upon a change in job responsibility. The Committee considers the facts presented by each individual case including but not limited to the employee’s longevity with the Company, his or her educational background and experience, the particular responsibilities of his or her position, the compensation of others with similar background credentials and responsibilities, and his or her past level of performance, as well as prospective assumptions.  It is important for the Company to remain competitive with not only its domestic competition, but also its competitors participating in world markets.  Therefore, the Company attempts at all levels of management and operations to control costs such that the Company can strive for a relatively low-cost structure.  Merit-based increases to salaries are based on the Committee’s assessment of the individual’s performance. This element is important because, in our experience, prospective employees view salary levels as the most important determinant of where they choose to work.  In order to maintain an advantageous cost structure, it is necessary that the Company provide enhancement to base compensation when certain levels of profitability are achieved.

For 2010, the Committee did not adjust the base salary for our Co-Chief Executive Officer, Mr. Li Fu, for Co-Chief Executive Officer, Mr. Joseph J. Longever, and President, Mr. Wenbing Christopher Wang, from the prior year, remaining at $240,000, $225,000, and $200,000, respectively.  During the course of 2010, the Company added a new Chief Financial Officer, Mr. Craig H. Studwell. Effective as of his appointment as Chief Financial Officer in October 2010, Mr. Studwell received an annual salary of $180,000 per year.

Cash Bonus

Employment agreements entered into by the Company with Executives establish a annual cash bonus subject to overall performance and results on objectives as outlined by the Compensation Committee. Such bonuses are reviewed and confirmed at the beginning of each year by the Compensation Committee. In 2010, our named executive officers were entitled to the following cash bonus amounts: Mr. Fu — $240,000; Mr. Longever — $225,00;   Mr. Wang — $200,000; and Mr. Studwell — $40,500. These bonuses were granted per the 2010 Cash Incentive Plan (described below) developed and approved by the Compensation Committee based on the achievement of certain corporate and financial objectives. Mr. Studwell’s bonus was prorated to reflect the timing of the commencement of his employment with the Company in October 2010.

Performance Based Cash Incentive Plan

The 2010 Cash Incentive Plan is designed to tie executive pay to Company performance by incentivizing key executives to achieve our annual goals, including financial, operating and individual performance goals. Awards are paid by March 15 of the following year if the Compensation Committee determines the goals are achieved. Although the Compensation Committee has discretion to increase an award up to a maximum of fifteen (15) percent of the target or to reduce an executive’s performance-based award, it has not determined the need to increase or decrease awards under this plan to date.

We believe this program supports our compensation objective of motivating executives to achieve high levels of performance. Participation in the plan currently is limited to Executive Officers of the Company  as selected by the Compensation Committee. All participants are assigned to a Plan Tier Level as set forth below.

Target awards for executives vary as a percent of base salary based on the executive’s position. Target and actual awards in dollars and as a percent of base salary (in effect on December 31, 2010) for 2010 incentive awards paid in 2011 were as follows:

Named Executive Officer	Tier	Target Award Amount	Actual Award Percentage	Actual Award Amount
Li Fu	A	$240,000	100%	$240,000
Joseph Longever	A	$225,000	100%	$225,000
Wenbing Christopher Wang	B	$200,000	100%	$200,000
Craig H. Studwell(1)	B	$40,500	100%	$40,500
(1)	2010 Executive Annual Incentive Plan was pro-rated for a period related to employment length in 2010 and did not include individual performance allocation.

For 2010, awards under the Executive Annual Incentive Plan reflect a focus on compensation for Company performance, with an allocation of 90 percent to corporate performance goals (earnings per share (“EPS”) and return on employed capital goals) and an allocation of 10 percent to individual performance criteria established for each executive.

Corporate Performance Goals. In 2010, the corporate performance goals established by the Compensation Committee for the 2010 Cash Incentive Plan were designed to reward participants for exceeding the Company’s budgeted operating results by emphasizing the achievement of EPS and return on employed capital targets.  The Compensation Committee sets the ranges and targets taking into account management’s annual objectives and the way in which those annual objectives fit within the larger growth goals for the Company.

Earnings Per Share factor. The Compensation Committee concluded that EPS would be accorded a weight of 60 percent to align executives’ interests with shareholders’ interests and in recognition of the importance earnings have in influencing our future stock price. For 2010, the EPS performance goal consisted of a range of adjusted EPS results from $.80 per share to $1.75 or above, corresponding to payout factors ranging from 0 percent to 150 percent. The target level of adjusted EPS was $1.25 per share, corresponding to a 100 percent payout factor.

Actual 2010 adjusted EPS was $1.30, or $0.05 above the 2010 target of $1.25, resulting in an EPS factor equal to 100 percent, which was calculated according to the formula established by the Compensation Committee at the beginning of the year.

Return on Employed Capital factor. The weighting assigned to the Return on Employed Capital factor was 30 percent. Return on Employed Capital is defined as EBIT divided by total assets minus current liabilities.   This goal consisted of a range of results from 10.5 percent to 21.8 percent or greater, corresponding to payout factors ranging from 0 to 150 percent. The target level of return on invested capital was set at 15.6 percent, which corresponds to a 100 percent payout factor.

Actual 2010 return on employed capital was 15.7 percent, resulting in a return on invested capital factor equal to 100 percent.

For 2010, the combination of the Earnings Per Share factor and the Return on Employed Capital factor produced an overall corporate performance factor equal to 100 percent of target.

Individual Performance Goals. For each Named Executive Officer in Tiers A, B or C, 10 percent of the annual cash incentive target award is based on individual performance goals. Generally, 2010 annual individual goals were based on the metric of achieving an increase in operating profit relative to the prior year.

Long-Term Equity Incentives

Long-term incentive awards are granted to the Company’s executives under the 2007 Stock Incentive Plan approved by stockholders in 2007 (“2007 Stock Incentive Plan”). Long-term incentive expected values for total incentive awards are based on a review of current market practices provided by the Company’s Human Resources Team. The actual grant for each executive is determined by the Compensation Committee taking into consideration individual performance, and to a lesser extent Company performance, within the context of market practices.

Historically, the individual performance factors taken into account for purposes of making long-term equity incentive awards by the Committee were generally the same as those outlined in the 2010 Cash Incentive Plan Individual Performance Factors. Company performance metrics such as earnings per share and return on employed capital are taken into account to a lesser extent as they are reflected in individual performance factors in considering long-term incentive awards.

Grants of stock options and restricted stock and other stock awards for executive officers have generally been made on an annual basis on the date of the first meeting of the Compensation Committee; this date is set in advance in the prior year. Awards also may be granted at the time of a special event, such as upon employment or a significant promotion. Option exercise prices and share awards of restricted stock are generally computed based on the fair market value of our common stock on the date of grant. Based on the timing of the previously scheduled Committee meeting and the Company’s earnings release, the Committee in its discretion may approve awards but delay the effectiveness of these awards until after the date of the earnings release to ensure that the award values reflect all material information about the Company.

The Company’s annual long-term incentive opportunity in 2010 was provided through both stock options and restricted stock awards. On January 26, 2010, Messrs. Wang and Berry received non-qualified stock option grants for 2009 performance. The stock option grants have the following characteristics:

•	An exercise price equal to the market value of Fushi Copperweld stock on the date of grant;
•	A two-year vesting period; and
•	A term of five years from the date of vesting.

The grants of restricted stock vest one-year from the date of grant. The grant date fair value of these stock option grants and restricted stock awards (under FASB ASC TOPIC 718) is shown in the ‘Summary Compensation Table, and, Grants of Plan-Based Awards during Fiscal 2010 Table.

As discussed above, awards may be granted at the time of a special event, such as upon employment or a significant promotion. Mr. Studwell received such award in October 2010 upon his appointment as Chief Financial Officer.  The Committee determined to forgo long term incentive awards for Executives related to 2010 performance due to the lack of a comprehensive long term incentive awards plan.  Although no long term incentive awards plan was in place for 2009, the Committee intends to set-up and implement a long term incentive awards plan for 2011.

Tax-deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits to $1 million the amount a company may deduct for compensation paid to its CEO or any of its four other named executive officers.This limitation does not, however, apply to compensation meeting the definition of “qualifying performance-based” compensation.

Management works with the Committee to assess alternatives to preserve the deductibility under Section 162(m) of compensation payments to the extent reasonably practicable, consistent with our compensation policies and as determined to be in the best interests of the Company and its stockholders. For the fiscal year ended December 31, 2010, the Company believes that the Compensation payments will meet the requirements of Section 162(m) of the Internal Revenue Code.

Retirement Plans and Social Benefits

We maintain a pre-tax savings plan covering substantially all U.S. employees, which qualifies under Section 401(k) of the Internal Revenue Code. Under the plan, eligible employees, including executive management, may contribute a portion of their pre-tax salaries, subject to certain limitations. Under the laws of the PRC, we provide social and retirements benefits to executives and employees at our Dalian facility.

SUMMARY COMPENSATION TABLE

The following table shows the compensation (in $’000) paid to or earned by the named executive officers during the Company’s last three completed fiscal years.

Name and PrincipalPosition	Year	Salary ($)	Bonus ($) (6)	Stock Awards ($)(6)(7)	Option Awards ($)(6)78)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(j)
Li Fu(1)	2010	$240	$240	$-	$-	$-	$-	$480
Co-Chief Executive Officer,	2009	$240	$50	$-	$113	$-	$-	$403
Director	2008	$240	$48	$-	$318	$-	$-	$606
Joseph J. Longever (2)	2010	$225	$225	$-	$-	$-	$-	$450
Co-Chief Executive Officer	2009	$79	$30	$404	$856	$-	$-	$1,369
	2008	$-	$-	$-	$-	$-	$-	$-
Wenbing Christopher Wang (3)	2010	$200	$200	$172	$86	$-	$-	$658
President	2009	$200	$64	$-	$93	$-	$-	$357
	2008	$188	$40	$-	$127-	$-	$-	$355
Craig H. Studwell (4)	2010	$38	$41	288	737	-	-	$1,104
Executive Vice President,	2009	-	-	-	-	-	-	-
Chief Financial Officer	2008	-	-	-	-	-	-	-
Beihong Linda Zhang (5)	2010	$40	$-	$-	$-	$-	$-	$40
Former Chief Financial Officer	2009	$50	$10	$-	$308	$-	$-	$368
	2008	$-	$-	$-	$-	$-	$-	$-

Notes to Summary Compensation Table

(1) Mr. Fu's annual salary is $240,000 per year. Mr. Fu’s salary is paid in RMB using an exchange rate at the time of payment as provided by the People’s Bank of China. Mr. Fu receives labor-related benefits in conformance with PRC labor laws.

(2) Mr. Longever’s annual salary was $150,000 per year beginning with his employment in July 2009 and was then increased to $225,000 per year effective of his appointment as Co-Chief Executive Officer on November 23, 2009.

(3) Mr. Wang's annual salary was $180,000 per year since November 2007 and was then increased to $200,000 per year effective in July 2008.

(4) Mr. Studwell’s annual salary has been $180,000 per year since his employment.

(5) Mrs. Zhang’s annual salary was $150,000 per year beginning with her employment in September 2009.  Mrs. Zhang’s resignation for health related reasons was accepted by the Company on February 28, 2010. As a result of her resignation, Mrs. Zhang forfeited her rights to 100,000 options to purchase shares of our common stock which were granted to her on September 1, 2009. Included in Mrs. Zhang’s 2010 Salary compensation is $14,904 related to cash severance payments.

 (6) We typically award such bonus compensation as a result of performance for the indicated year, but the amounts are calculated and paid in the following year.

(7) The Company records and reports stock-based compensation by measuring the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized over the period during which services are received.

The fair value of each option award is estimated on the date of grant using the Black-Scholes model using the following weighted-average assumptions (the date below is based on the grant date):

	Year ended, December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008
Risk-free interest rate	0.87%-1.11%	0.78%-2.2%	1.84%-2.82%

Expected dividend yield	-	-	-
Expected term	2-5 Years	2-5 Years	0.5-2 Years

Expected stock price volatility(1)	60%	60%	50%
Weighted average fair value of underlying common stock (per share)	$8.61-$9.61	$5.24-$8.08	$15.04-$22.4

(1)	The expected volatility was based on implied volatilities from traded options, peer companies volatilities and historical volatility of the Company’s common stock.

Grants of Plan-Based Awards During 2010

Name	Grant Date	All Other Stock Awards: Number of Securities Stocks or Units (#) (1)	All other Option Awards : Number of Securities Underlying Options (#)(2)	Exercise or Base Priceof Option Award ($/sh) (3)	Grant Date Fair Value of Awards ($ in thousands)
Wenbing Christopher Wang	1/26/10	-	30,000	$8.61	$86
Wenbing Christopher Wang	1/26/10	20,000		$-	$172
J. Dwight Berry	1/26/10		30,000	$8.61	$86
Craig H. Studwell	10/19/10	30,000	150,000	$9.61	$1,025

(1)	Restricted stock awards of common stock were made under the Company’s stockholder-approved 2007 Stock Incentive Plan.
(2)	Options awards for common stock were made under the Company’s stockholder-approved 2007 Stock Incentive Plan.
(3)
Options on common stock awards shown in the Table were made under the Company’s stockholder-approved 2007 Stock Incentive Plan. The exercise price of the options is the closing price of the Company’s common stock on the respective dates of the grant.

Employment Agreements

Effective November 8, 2005, the Company entered into an employment agreement with Mr. Fu, our Chief Executive Officer (the “Fu Employment Agreement”). The term of the Fu Employment Agreement is for a period of ten years unless terminated earlier as set forth in the Fu Employment Agreement.  Mr. Fu’s salary during the term shall be $240,000 per year payable every two weeks and may be increased at the discretion of the Compensation Committee of the Board of Directors.  The Company shall determine in its sole discretion to pay Mr. Fu any bonus amount above the salary set forth above.  The Company may terminate Mr. Fu’s employment without cause but, in the event of such termination, the Company shall pay to Mr. Fu a lump sum equal to all remaining salary payments due under the Fu Employment Agreement for the period beginning on the date of termination and ending on the last day of the term.  For purposes of calculating this severance payment, it shall be assumed that the salary will increase by 20% on each anniversary of the effective date, starting from the date of termination.  The severance payment shall be payable to Mr. Fu within ten business days of the date of termination without cause.  The Fu Employment Agreement also contains non-competition and non-disclosure covenants following any termination of Mr. Fu’s employment.

On November 23, 2009, Mr. Joseph Longever entered into an Executive Employment Agreement with the Company (the “Longever Employment Agreement”), which provided that Mr. Longever would serve as the Co-Chief Executive Officer. In accordance with the Longever Employment Agreement, the initial term of employment shall be for five years unless terminated earlier and shall be automatically extended for an additional one-year period upon the same terms and conditions unless a written notice of non-renewal is given by either party at least ninety (90) days before the expiration date of the then current term.  Mr. Longever will receive an annual salary of no less than $225,000 per year, such salary to increase at the discretion of the Board of Directors of the Company.  In addition to Mr. Longever’s annual base salary, he shall be entitled to participate in an annual cash bonus plan and equity incentive plans sponsored by the Company as may be established from time to time.  Pursuant to the terms of the employment agreement and as approved by the Compensation Committee, Mr. Longever was issued an option to purchase 200,000 shares of the Company’s common stock, with an exercise price of $7.93 per share, and was awarded 50,000 shares of restricted stock, which restricted stock vests 20% per completed year of service.  If Mr. Longever is terminated without Cause (as defined in the Longever Employment Agreement, but which definition includes occurrence of certain events within 30 days prior to or twelve months following the effective date of a Change in Control (as defined in the Longever Employment Agreement)) or Mr. Longever terminates the Longever Employment Agreement for Good Reason (as defined in the Longever Employment Agreement), and Mr. Longever executes and delivers a valid and effective release of all claims against the Company in a form and format prepared by the Company, Mr. Longever shall be entitled to receive (1) a lump sum cash payment in the amount of any accrued but unpaid salary as of his date of termination, (2) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, and (3) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to Mr. Longever during the preceding three fiscal years; Mr. Longever is also entitled to continued medical and life insurance benefits for a period of six months following the date of termination.  In the event of termination without Cause, Mr. Longever has a duty to mitigate the Company’s obligations to him, and any amounts earned by Mr. Longever during the six months following termination shall serve as an offset to the amounts due to him by the Company; there is no such duty to mitigate or offset the Company’s obligations in the event of resignation for Good Reason.  In the event that Mr. Longever is terminated for Cause upon thirty days prior written notice, the Company shall pay him any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year.  The Longever Employment Agreement also contains covenants regarding non-competition and non-disclosure.

On July 22, 2008, Mr. Wenbing Christopher Wang entered into an employment agreement with the Company (the “Wang Employment Agreement”), which provided that Mr. Wang would serve as the President and Chief Financial Officer of the Company.  The initial two-year term of the Wang Employment Agreement is for two years provided that such term was automatically extended for an additional two-year period.  Mr. Wang’s base salary is no less than $200,000 per year, which salary may be increased at the discretion of the Board of Directors but in no event shall be decreased.  The Board of Directors shall review Mr. Wang’s salary at least on an annual basis.  In addition to the base salary, Mr. Wang is entitled to participate in the Company’s annual cash bonus and equity incentive plans.  If Mr. Wang is terminated without Cause (as defined in the Wang Employment Agreement) or Mr. Wang terminates the Wang Employment Agreement for Good Reason (as defined in the Wang Employment Agreement), and Mr. Wang executes and delivers a valid and effective release of all claims against the Company in a form and format prepared by the Company, Mr. Wang shall be entitled to receive (1) a lump sum cash payment in the amount of any accrued but unpaid salary as of his date of termination, (2) a lump sum cash payment equal to any accrued and unpaid bonus for any prior fiscal year, (3) a lump sum cash payment equal to the pro rata amount of any bonus payable with respect to the fiscal year in which termination occurs and (4) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to Mr. Wang during the preceding three fiscal years; Mr. Wang is also entitled to continued medical and life insurance benefits for a period of six months following the date of termination.  In the event that Mr. Wang is terminated for Cause upon thirty days prior written notice, the Company shall pay him any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year.  The Wang Employment Agreement also contains non-competition and non-disclosure covenants following any termination of Mr. Wang’s employment.

On October 19, 2010, Mr. Craig H. Studwell entered into an Executive Employment Agreement with the Company (the “Studwell Employment Agreement”), which provided that Mr. Studwell would serve as the Executive Vice President, Chief Financial Officer for a three year term.  Mr. Studwell’s base salary shall be no less than $180,000 per year, which salary may be increased at the discretion of the Compensation Committee. The Compensation Committee shall review Mr. Studwell’s compensation at least on an annual basis.  In addition to the base salary, Mr. Studwell is entitled to participate in the Company’s annual cash bonus and equity incentive plan.   If Mr. Studwell is terminated without Cause (as defined in the Studwell Employment Agreement) or Mr. Studwell terminates the Studwell Employment Agreement for Good Reason (as defined in the Studwell Employment Agreement) and Mr. Studwell executes and delivers a valid and effective release of all claims against the Company in a form and format prepared by the Company, Mr. Studwell shall be entitled to receive a lump sum cash payment in the amount of (i) any accrued but unpaid salary as of his date of termination within thirty days of the termination, (ii) any accrued and unpaid bonus for any prior fiscal year, and (iii) an amount equal to the sum of (a) 50% of his then current annual base salary and (b) 50% of the average annual cash bonus payments paid by the Company to Mr. Studwell during the preceding three fiscal years, and such sum shall be payable in six (6) substantially equal monthly payments.  Mr. Studwell is also entitled to continued medical and life insurance benefits for a period of six months following the date of termination.  In the event that Mr. Studwell is terminated for Cause upon thirty days prior written notice, the Company shall pay him any accrued and unpaid salary and any accrued and unpaid bonus for any prior fiscal year.  The Studwell Employment Agreement also contains covenants regarding non-competition and non-disclosure.

Assuming the employment of the Company’s named executive officers were to be terminated without cause or for good reason, as of December 31, 2010, the following individuals would have been entitled to payments in the amounts set forth opposite their name in the below table;

Name	Cash Payment
Li Fu	$152,667
Joseph Longever	$188,750
Wenbing Christopher Wang	$150,667
Craig H. Studwell	$112,750

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, for each named executive officer, information regarding unexercised stock options, unvested stock awards, and equity incentive plan awards outstanding as of December 31, 2010.

OUTSTANDING EQUITY AWARDS AT 2010 FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Li Fu_	33,332	0	0	12.30	5/21/2009 to 9/30/2011	0	0	0	0
	61,000	0	0	4.95	3/31/2014 to 12/31/2014	0	0	0	0
Joseph Longever	40,000	160,000	0	7.93	11/23/2015 to 11/23/2019	40,000	355,200	0	0
Wenbing Christopher Wang	16,668	0	0	12.30	5/21/2009 to 9/30/2011	0	0	0	0
	125,000	0	0	13.70	9/27/2013	0	0	0	0
	50,000	0	0	4.95	2014/3/31 to 2014/12/31	0	0	0	0
	15,000	0	0	8.61	2015/3/31 to 2016/12/31	0	0	0	0
Craig H. Studwell	0	150,000	0	9.61	2016/10/19 to 2020/10/19	30,000	266,400	0	0
Beihong Linda Zhang
(1) The closing price of Fushi Copperweld stock on December 31, 2010 was $8.88

Option Exercises and Stock Vested

The following table sets forth aggregate information with respect to each executive officer regarding exercise of stock options and vesting of restricted stock for fiscal year 2010.

FISCAL 2010 OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Li Fu	0	0	0	0
Joseph Longever	0	0	10,000	80,800
Wenbing Christopher Wang	0	0	20,000	172,200
Craig H. Studwell	0	0	0	0
Beihong Linda Zhang	0	0	0	0

Pension Benefits Table

None

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans Table

None

Equity Compensation Plan Information at December 31, 2010

The following tabular disclosure provides information as of December 31, 2010 regarding the Company’s common stock authorized for issuance under equity compensation plans.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Vesting of Outstanding Stock	Weighted Average Exercise Price Of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	1,105,333	$10.59	3,069,667
Equity compensation plans not approved by security holders	325,000	$12.58	-
Total	1,430,333	$11.04	3,069,667

DIRECTOR COMPENSATION (in 000s of dollars)
Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

John Francis Perkowski	29	-	-	-	-	-	29

Feng Bai	25	-	-	-	-	-	25

Barry Raeburn	21	-	-	-	-	-	21

Jiping Hua	24	-	-	-	-	-	24

(1)	The amounts in this column represent cash payments made to Non-Employee Independent Directors for base compensation and attendance related to meetings for fiscal year 2010.

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. Directors who also are employees of our company currently receive no compensation for their service as directors or as members of board committees. In setting non-employee director compensation, we consider the significant amount of time that directors dedicate to the fulfillment of their director responsibilities, as well as the competency and skills required of members of our board.

 The current compensation schedule includes ( i) annual cash compensation of $15,000; (ii) options to purchase 50,000 shares of our common stock at exercise price equal to the grant day’s stock price, with 12,500 shares immediately vested and the balance vesting 4,687 shares each quarter for eight quarters; (iii) $1,000 per full board meeting attended; (iv) $500 per full committee meeting attended. The directors’ current compensation schedule has been in place since June 2007. The Audit Committee Chair receives additional annual compensation of $5,000.

 The directors’ annual compensation year begins with the annual election of directors at the annual meeting of shareholders. Periodically, our board of directors reviews our director compensation policies and, from time to time, makes changes to such policies based on various criteria the board deems relevant. Non-employee directors are reimbursed for travel, lodging and other reasonable out-of-pocket expenses incurred in attending meetings of our board of directors and for meetings of any committees of our board of directors on which they serve.

SHAREHOLDER COMMUNICATIONS

We encourage shareholder communications to the Board of Directors and/or individual Directors. Shareholders who wish to communicate with the Board of Directors or an individual Director should send their written communications to The Board of Directors, c/o  Fushi Copperweld, Inc., 254 Cotton Mill Road, Fayetteville, Tennessee 37334.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS
AND CERTAIN CONTROL PERSONS

In September 2010, our Co-CEO and principal shareholder, Mr. Li Fu, advanced $15 million to Fushi to assist it in the establishment of Fushi JiangSu, a wholly-owned PRC subsidiary of Fushi.  The loan is non-interest bearing and was due on demand.  Mr. Fu advanced to Fushi another $8 million in October 2010 for the same reason.  In October 2010, Fushi International repaid all of the borrowings from Mr. Li Fu in equivalent RMB at the exchange rate prevailing in the PRC.  Fushi JiangSu’s registered capital was increased to $23 million in October 2010.

In 2010, we rented an office of approximately 800 square meters in Beijing from Mr. Li Fu free of charge. The amount of rental fee based on quoted price for similar facilities was determined to be insignificant.

Our board has not adopted a formal policy pertaining to review, approval and ratification of related party transactions, however, our independent directors will review, approve or ratify, when necessary, transactions with related parties on a case by case basis, and if the proposed transaction is with an independent board member, such member will excuse himself from such review, approval or ratification when deliberating such transaction.  The independent directors will consider whether the terms of the transaction are fair to us.

COMPLIANCE WITH SECTION 16(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the calendar year ended December 31, 2010, and to date, all Section 16(a) filing requirements applicable to its insiders were complied with.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION AS A DIRECTOR OF EACH OF THE NOMINEES SET FORTH ABOVE.  PROXIES SOLICITED HEREBY WILL BE VOTED "FOR" EACH DIRECTOR NAMED ABOVE UNLESS A VOTE AGAINST A NOMINEE OR AN ABSTENTION IS SPECIFICALLY INDICATED.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the holder how to vote, by marking your proxy card or by following the instructions on the proxy card to vote by telephone or Internet.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee has engaged KPMG to continue to serve as our independent auditor for the fiscal year ending December 31, 2011.  KPMG served as our independent auditors for the fiscal year ended December 31, 2010.  We expect representatives from KPMG will be in attendance in person at the meeting with the opportunity to make a statement and/or respond to appropriate questions from shareholders present at the meeting.

We are asking the stockholders to ratify the appointment of KPMG as our independent public accounting firm for the fiscal year ending December 31, 2011. All proxies will be voted to approve the appointment unless a contrary vote is indicated on the enclosed proxy card.

Change of Independent Auditor

On January 24, 2011, we dismissed our former principal independent accountants, Frazer Frost, LLP (“Frazer”).

Frazer audited our financial statements for the fiscal years ended December 31, 2009 and December 31, 2008.

 During the period from January 1, 2008 through the date of Frazer's dismissal, there were no disagreements with Frazer on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Frazer, would have caused Frazer to make reference to the subject matter of the disagreements in connection with its report on the financial statements for such period.  None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the period from January 1, 2008 through December 31, 2009 or through the date of Frazer’s dismissal. Frazer issued a letter dated January 26, 2011 addressed to the Securities and Exchange Commission stating that it agrees with the above statements made by the Company.

On January 24, 2011, the Company engaged KPMG as its new principal independent accountants, effective immediately upon the dismissal of Frazer. The decision to engage KPMG as the Company's principal independent accountants was approved by the Audit Committee of the Company's Board of Directors on January 10, 2011. During the period from January 1, 2008 through December 31, 2009, and through the date of the KPMG’s engagement , the Company did not consult with KPMG regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Fees of Independent Auditors

Our independent accountants for the audit of our annual financial statements and audit of internal control over financial reporting for our fiscal year ended December 31, 2010 was KPMG.  Our independent accountants for the audit of our annual financial statements and audit of internal control over financial reporting for our fiscal year ended December 31, 2009 was Frazer Frost, LLP (“Frazer”).  The following table shows the fees paid and to be paid by us to KPMG and Frazer:

	Fiscal year ended December 31, 2010	Fiscal year ended December 31, 2009
Audit fees(1)	$1,085,000	$589,546
Tax fees(2)	9,200	25,000
All Other Fees (3)	64,518	0
Total	$1,158,718	$614,546

(1) Audit fees were for professional services rendered for the audit of our annual financial statements, audit of internal controls over financial reporting and the review of our quarterly financial statements.  We paid or accrued expenses of $285,000 and $589,546 for the fiscal year ended December 31, 2010 and 2009 related to Frazer, respectively.  The fee payable by us to KPMG related to its audit of our annual financial statements and audit of internal controls over financial reporting for the fiscal year ended December 31, 2010 was $800,000.
(2) Fees paid to Frazer related to tax compliance services.
(3) Fees paid to Frazer related to professional services rendered related to secondary stock offering in January 2010.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee is responsible for appointing, setting the compensation of and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit, audit-related and permissible non-audit services and fees provided by the independent registered public accounting firm. The Audit Committee’s pre-approval policy requires that all audit, audit-related and permissible non-audit services and fees be either pre-approved or specifically approved by the Audit Committee. Pursuant to the pre-approval policy, one or more of the Audit Committee’s independent members may be delegated pre-approval authority, provided he or she reports those approvals at the next meeting of the Audit Committee. The term of any pre-approval granted by the Audit Committee with respect to a given service is 12 months. The payment of all fees in excess of pre-approved levels requires specific pre-approval by the Audit Committee. All audit and permissible non-audit services provided to us in 2010 were approved by the Audit Committee. In the event that we should require substantial non-audit services, the Board of Directors would approve such services and the fees therefore.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT ACCOUNTANTS.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Pursuant to Securities Exchange Act Section 14A, we are submitting to stockholders an advisory vote to approve the compensation paid to the Company’s named executive offices, as disclosed under the caption Election of Directors—Executive Compensation, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion.

The advisory vote is not binding on the Company, the Board of Directors, or management; if executive compensation is not approved by a majority of the votes cast, the Compensation Committee will take account of this fact when considering executive compensation in future years.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE FOLLOWING ADVISORY RESOLUTION:

RESOLVED, that the compensation paid to Company’s named executive offices, as disclosed under the caption Election of Directors—Executive Compensation, pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, be, and hereby is, approved.

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Recently enacted rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 also enable the Company’s stockholders to indicate how frequently they believe the Company should seek an advisory vote on the compensation of the Company’s named executive officers, such as Proposal 3 above.  Stockholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two, or three years or you may abstain.  The Board recommends that the Company’s stockholders select a frequency of one year, with the next such stockholder advisory vote to at the Company’s annual meeting for the fiscal year 2012.

Although the advisory vote is non-binding, the Board will review and consider the voting results when making future decisions regarding the frequency of advisory votes on executive compensation.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY VOTE ON COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS TO BE HELD ONCE EVERY ONE YEAR.

OTHER INFORMATION

Important Notice Regarding Availability of Proxy Materials

Under new rules adopted by the Securities and Exchange Commission, the Company is making this Proxy Statement and the Company’s Annual Report available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

Stockholders' Proposals for Next Annual Meeting

A stockholder of record may present a proposal for action at the 2012 Annual Meeting of Stockholders provided that we receive such proposal at our executive office no later than March 23, 2012. We anticipate that the 2012 Annual Meeting will be held in the second fiscal quarter of 2012. The proponent may submit a maximum of one (1) proposal of not more than five hundred (500) words for inclusion in our proxy materials for a meeting of security holders. At the 2012 Annual Meeting, management proxies will have discretionary authority, under Rule 14a-4 of the Securities Exchange Act of 1934, to vote on stockholder proposals that are not submitted for inclusion in our proxy statement unless received by us before March 23, 2012.

Other Business

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters. If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Where You Can Find More Information

We file annual and quarterly reports, proxy statements and other information with the SEC.  Stockholders may read and copy any reports, statements or other information that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.  Our public filings are also available from commercial document retrieval services and at the Internet Web site maintained by the SEC at www.sec.gov.  The Company’s Annual Report on Form 10-K is available on our website at www.fushicopperweld.com.

STOCKHOLDERS SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROXY STATEMENT TO VOTE THEIR SHARES AT THE ANNUAL MEETING.  NO ONE HAS BEEN AUTHORIZED TO PROVIDE ANY INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT.  THIS PROXY STATEMENT IS DATED APRIL 30, 2011.  STOCKHOLDERS SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, UNLESS OTHERWISE DISCLOSED.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WE URGE YOU TO FILL IN, SIGN AND RETURN THE FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,

/s/ Li Fu
Beijing, PRC April 30, 2011	Li Fu, Chairman

TYG Center Tower B, Suite 2601

Dongsanhuan Bei Lu, Bing 2

Beijing, PRC 100027

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting and 2011 Proxy Statement and hereby appoints Li Fu, attorney and proxy, with full power of substitution and resubstitution, to vote all shares of the Common Stock, par value $0.006 per share of Fushi Copperweld, Inc., a Nevada corporation (the "Company"), held of record by the undersigned at the close of business on April 20, 2011 at the annual meeting of stockholders of the Company to be held at the Kempinksi Hotel Beijing Lufthansa Center, 50 Liangmaqiao Road, Chaoyang District, Beijing, China on the 16th day of June, 2011, at 9:30 a.m. Beijing Standard Time (local time), and at any postponement or adjournment thereof, as indicated in this Proxy, and to vote, as designated on the reverse side, all shares of common stock of the Company which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

IF THIS PROXY IS PROPERLY DATED AND EXECUTED, THE SHARES REPRESENTED HEREBY WILL BE VOTED IN THE MANNER DIRECTED HEREINAND, IN THE ABSENCE OF DIRECTION THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.  Please mark vote in box using blue or black ink only.

1. Election of Directors:

☐ ALL NOMINEES LISTED BELOW	☐ WITHHOLD AUTHORITY TO VOTE FOR
ALL NOMINEES

☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED BELOW EXCEPT :

Nominees:

(1) Li Fu	(2) Joseph Longever	(3) Wenbing (Christopher) Wang	(4) Barry Raeburn

(5) Feng Bai	(6) Jiping Hua	(7) John Francis Perkowski

 (Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided above. The undersigned hereby confer(s) upon the proxy and each of them discretionary authority with respect to the election of directors in the event that any of the above nominees is unable or unwilling to serve)

(Continued and to be signed on the reverse side)

2. Ratification of the appointment of KPMG as the Company's independent auditor for the fiscal year ending December 31, 2011.

____ FOR ____ AGAINST ____ ABSTAIN

3. Advisory vote on executive Compensation
____ FOR ____ AGAINST ____ ABSTAIN

4. Advisory vote on frequency of advisory votes on executive compensation – EVERY:

____ ONE YEAR	____ ABSTAIN

____ TWO YEARS

____ THREE YEARS

5. As recommended by the Board of Directors, or in the absence of such recommendation in their own discretion, to vote upon such other business as may properly come before said meeting or any postponement or adjournment thereof.

Dated:____________, 2011

Please date this Proxy and sign exactly as the name(s) appears on the enclosed envelope and return the signed Proxy in the enclosed envelope. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

☐ Please indicate by checking this box if you anticipate attending the Annual Meeting.

THIS PROXY CARD IS ONLY VALID WHEN SIGNED AND DATED.  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K and proxy card is/are available at www.proxyvote.com.